                                                                 Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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
                                                                                                                          Three
                                                                                                                          Months
                                                                                                                           Ended
                                                                  Year Ended 30 September                                   31
                                               -------------------------------------------------------------------       December
                                                1993           1994           1995           1996           1997           1997
                                               -------        -------        -------        -------        -------        -------
EARNINGS:                                                               (Millions of dollars)
Income before extraordinary item and
   the cumulative effect of accounting
   changes:                                    $ 200.9        $ 233.5        $ 368.2        $ 416.4        $ 429.3        $ 160.5

Add (deduct):
   Provision for income taxes                    103.0           95.2          186.2          195.5          203.4           93.6

   Fixed charges, excluding capitalized
     interest                                    127.3          127.1          148.8          184.0          233.0           57.8
   Capitalized interest amortized during
     the period                                    7.7            8.0            9.1            9.4            8.3            2.0
   Undistributed earnings of less-than-
     fifty-percent-owned affiliates               (8.1)          (2.8)         (25.4)         (40.6)         (31.1)          (2.4)
                                               -------        -------        -------        -------        -------        -------

     Earnings, as adjusted                     $ 430.8        $ 461.0        $ 686.9        $ 764.7        $ 842.9        $ 311.5
                                               =======        =======        =======        =======        =======        =======

FIXED CHARGES:

Interest on indebtedness, including
   capital lease obligations                   $ 118.6        $ 118.2        $ 139.4        $ 171.7        $ 217.8        $  54.0

Capitalized interest                               6.3            9.7           18.5           20.0           20.9            4.7

Amortization of debt discount premium
   and expense                                     0.7            0.8            0.2            1.5            1.8            0.5

Portion of rents under operating leases
   representative of the interest factor           8.0            8.1            9.2           10.8           13.4            3.3
                                               -------        -------        -------        -------        -------        -------
     Fixed charges                             $ 133.6        $ 136.8        $ 167.3        $ 204.0        $ 253.9        $  62.5
                                               =======        =======        =======        =======        =======        =======

RATIO OF EARNINGS TO FIXED CHARGES:                3.2            3.4            4.1            3.7            3.3            5.0
                                               =======        =======        =======        =======        =======        =======
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